Exhibit 7

EXECUTION VERSION

SERIES A PREFERRED SHARE PURCHASE AGREEMENT

This SERIES A PREFERRED SHARE PURCHASE AGREEMENT (the “Agreement”), dated as of February 7, 2020, is by and among Fidelity National Financial, Inc., a Delaware corporation (“Buyer”) and each of the persons listed on Annex A (each, a “Seller”, and together, the “Sellers” and together with Buyer, the “Parties”).  Capitalized terms used herein and not otherwise defined will take their meaning from the Agreement and Plan of Merger, dated as of the date hereof, by and among Buyer, F I Corp., F II Corp., and the Company (the “Merger Agreement”).

WHEREAS, as of the date hereof, Sellers own, in the aggregate, 321,084 Series A Preferred Shares, par value $0.0001, of the Company (together with any additional Series A Preferred Shares of which any Seller becomes the “beneficial owner” after the date hereof and during the term of this Agreement, “Series A Shares”), of the Company, which constitutes all of the issued and outstanding Series A Preferred Shares;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Parties wish to enter into this Agreement; and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Series A Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.                                      Purchase and Sale of Series A Shares.

1.1                               Sale of Series A Preferred Shares. Subject to the terms and conditions of this Agreement, immediately prior to the Closing (as defined below) each Seller shall sell and transfer to Buyer and Buyer shall purchase from Seller each Series A Share for an amount in cash equal to the Liquidation Preference (as defined in the Series A Certificate of Designation, which shall include any dividends in respect of such Series A Share accrued or accumulated to, but excluding, the Closing Date) in respect of such Series A Share as of the First Effective Time (the “Per Share Purchase Price”).  The aggregate Per Share Purchase Price to be paid for all of the Series A Shares purchased pursuant to this Agreement is herein referred to as the “Purchase Price”.

1.2                               Closing.  The purchase and sale of the Series A Shares shall take place immediately prior to the consummation of the transactions contemplated by the Merger Agreement (the “Closing”).  At the Closing, Buyer will pay the Purchase Price in cash by wire transfer of immediately available funds to such bank account as shall be designated by each Seller prior to the Closing.  The actual time and date that the Closing occurs is referred to as the “Closing Date”.

2.                                      Representations and Warranties of Sellers.  Each Seller hereby represents and warrants, severally and not jointly to Buyer, on the date hereof and on the Closing Date that:

2.1                               Organization, Good Standing and Qualification.  The Seller is duly organized, validly existing and in good standing under the laws of the applicable jurisdiction of incorporation or formation and has all requisite power and authority to carry on its business as presently conducted. Seller has obtained all necessary approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transaction contemplated hereby. Seller is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on Seller’s ability to consummate the transactions contemplated by this Agreement.

2.2                               Title to Series A Shares.  Seller is the sole, lawful owner, beneficially and of record, of the Series A Shares and holds all legal and equitable right, title and interest in and to the Series A Shares, and upon payment for the Series A Shares at the Closing, Buyer shall acquire valid, good and marketable title to the Series A Shares, free and clear of any and all liens, claims, charges, pledges, encumbrances, security interests, mortgages, assessments, equities, proxies, options, restrictions or limitations of any kind, whether arising by agreement, operation of law or otherwise, including restrictions on transfer, rights of first refusal, rights of repurchase or any other restrictions (“Liens”) other than any Lien that may be created by (i) applicable securities laws, (ii) the GSO Voting Agreement or (iii) the Series A Certificate of Designation.

2.3                               Authorization.  The execution, delivery and performance by Seller of this Agreement, and the consummation by Seller of this Agreement, have been duly authorized by all necessary action, and no other proceedings on the part of Seller, and no other votes or approvals of any class or series of share capital of Seller, are necessary to authorize this Agreement or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms except as enforcement thereof may be limited against Seller by: (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Seller is required in connection with the consummation of the transactions contemplated by this Agreement.

2.4                               No Conflicts; Consents. The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the applicable certificate of incorporation or formation and bylaws of Seller, or the equivalent organizational documents of any subsidiary of Seller, and (ii) require any consent or other action by any person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which Seller or any of its subsidiaries is entitled under, any contract to which Seller or any of its subsidiaries is a party or by which Seller or any of its subsidiaries, or any property or asset of Seller or any of its subsidiaries, is bound or affected or (iii) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of Seller or its subsidiaries, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on Seller’s ability to consummate the transactions contemplated by this Agreement.

2.5                               No Litigation.  There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to Seller’s knowledge, currently threatened against Seller or any of its subsidiaries or officers in their capacities as such, that if, determined adversely, would affect Seller’s ability to consummate the transactions contemplated by this Agreement in any material respect. As of the date hereof, there is no Order outstanding against Seller or any of its subsidiaries or their respective businesses that would reasonably be likely to have a material adverse effect on Seller’s ability to consummate the transactions contemplated by this Agreement.

2.6                               No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 2 and in any certificate or agreement delivered pursuant hereto, none of Seller nor any person acting on behalf of Seller nor any of Seller’s Affiliates (collectively, the “Seller Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Seller Parties and Seller disclaims any such representation or warranty. Except for the specific representations and warranties expressly made by the Company in this Section 2 and in any certificate or agreement delivered pursuant hereto, Buyer specifically disclaims that it is relying upon any other representations or warranties that may have been made by the Company.

3.                                      Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Sellers on the date hereof and on the Closing Date that:

3.1                               Organization, Good Standing and Qualification.  Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted. Buyer has obtained all necessary corporate approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transaction contemplated hereby. The Buyer is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

3.2                               Authorization.  The execution, delivery and performance by Buyer of this Agreement, and the consummation by Buyer of this Agreement, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Buyer, and no other votes or approvals of any class or series of share capital of the Buyer, are necessary to authorize this Agreement or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Sellers) constitutes the Buyer’s legal, valid and binding obligation, enforceable against Buyer in accordance with its terms except as enforcement thereof may be limited against Buyer by: (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles

(whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Buyer is required in connection with the consummation of the transactions contemplated by this Agreement.

3.3                               No Conflicts; Consents. The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with or violate any provision of the applicable certificate of incorporation or formation and bylaws of Buyer, or the equivalent organizational documents of any subsidiary of Buyer, and (b) require any consent or other action by any person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which Buyer or any of its subsidiaries is entitled under, any contract to which Buyer or any of its subsidiaries is a party or by which Buyer or any of its subsidiaries, or any property or asset of Buyer or any of its subsidiaries, is bound or affected or (c) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of Buyer or its subsidiaries, except in the case of clauses (b) and (c) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

3.4                               No Litigation.  There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to Buyer’s knowledge, currently threatened against Buyer or any of its subsidiaries or respective directors or officers in their capacities as such, that if, determined adversely, would affect Buyer’s ability to consummate the transactions contemplated by this Agreement. As of the date hereof, there is no Order outstanding against Buyer or any of its subsidiaries or their respective businesses that would reasonably be likely to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

3.5                               Purchase Entirely for Own Account.  This Agreement is made with Buyer in reliance upon Buyer’s representation to the Seller, which by Buyer’s execution of this Agreement Buyer hereby confirms, that the Series A Shares will be acquired for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and that Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same.

3.6                               Sophisticated Buyer.  Buyer acknowledges that Buyer has received all the information it considers necessary or appropriate for deciding whether to enter into this Agreement and that it has reviewed the publicly available financial and corporate records of the Company through the date of this Agreement.  Buyer further represents that Buyer or its representative has had an opportunity to ask questions and receive full answers from the

Company concerning, among other things, its financial condition, its management, its prior activities and any other information which Buyer considers relevant or appropriate in connection with entering into this Agreement. Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment such as the Series A Shares.

3.7                               Accredited Investor.  Buyer is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

3.8                               Shares are Restricted Securities.  Buyer understands that each document evidencing the Series A Shares will bear the following restrictive legend and the Series A Shares will be restricted from transfer in accordance with such legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS.

3.9                               Sufficiency of Funds.  Buyer has, and will have at the Closing, sufficient funds to consummate the transactions contemplated hereby.

4.                                      Conditions of Buyer’s Obligations at Closing.  The obligations of Buyer to purchase the Series A Shares pursuant to this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

4.1                               Representations and Warranties.  The representations and warranties of Sellers contained in Section 2 shall be true and correct on and as of the date hereof and on as of the Closing as though made as of such date.

4.2                               Performance.  Sellers shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing.

4.3                               Simultaneous Closing.  The transactions contemplated by the Merger Agreement shall be consummated concurrently or immediately following the transactions contemplated by this Agreement.

5.                                      Conditions of the Seller’s Obligations at Closing.  The obligations of each Seller to Buyer under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by Buyer:

5.1                               Representations and Warranties.  The representations and warranties of Buyer contained in Section 3 shall be true and correct on and as of the date hereof and on as of the Closing as though made as of such date.

5.2                               Performance.  The Buyer shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing, including the delivery of the purchase price specified in Section 1.

5.3                               Simultaneous Closing.  The transactions contemplated by the Merger Agreement shall be consummated concurrently or immediately following the transactions contemplated by this Agreement.

6.                                      Covenants.

6.1                               Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of Buyer and each Seller agrees to use, and Buyer shall cause its respective Subsidiaries to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to promptly consummate the purchase and sale of the Series A Shares contemplated hereby, including, without limitation, executing and delivering any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

7.                                      Miscellaneous.

7.1                               Nonsurvival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Closing, except for (a) those covenants or agreements contained herein that by their terms apply to or are to be performed in whole or in part after the execution and delivery of this Agreement and (b) this Section 7.

7.2                               Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 7.2).

if to Buyer, to:

Fidelity National Financial, Inc.
601 Riverside Ave.
Jacksonville, FL 32204
Facsimile:                                         702-243-3251
Email:                                                            mgravelle@fnf.com
Attention:                                         General Counsel

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue
New York, NY 10019

Facsimile:                                   212-728-9642

212-728-9662

Email:                                                  adye@willkie.com

ldelanoy@willkie.com

Attention:                                   Alexander M. Dye

Laura L. Delanoy

if to Seller, to:

GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Email:                                                            robert.petrini@gsocap.com
                                                                                                marisa.beeney@gsocap.com
Attention:                                         Robert Petrini
                                                                                                Marisa Beeney

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street
New York, New York 10004
Facsimile:                                   (212) 291-9299

Email:                                                      gerlacha@sullcrom.com

Attention:                                   C. Andrew Gerlach

if to the Company, to:

FGL Holdings
601 Locust Street, 9th floor
Des Moines, IA 50309
Email:                                                            marhoun@fglife.bm
Attention:                                         General Counsel & Secretary

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile:                                         212-735-2000
Email:                                                            todd.freed@skadden.com
                                                                                                jon.hlafter@skadden.com
Attention:                                         Todd E. Freed
                                                                                                Jon A. Hlafter

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Facsimile:                                         212-446-4900
Email:                                                            daniel.wolf@kirkland.com
                                                                                                lauren.colasacco@kirkland.com
Attention:                                         Daniel E. Wolf
                                                                                                Lauren M. Colasacco

7.3                               Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile or other electronic transmission) to the other parties.

7.4                               Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and the Company.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

7.5                               Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the GSO Voting Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement or the GSO Voting Agreement and (b) except as set forth below, are not intended to and do not confer upon any party other than the parties hereto any rights or remedies hereunder.  The Parties hereby designate the Company as a third-party beneficiary of this Agreement, having the right to enforce this Agreement.  The representations, warranties, covenants and agreements in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties and may, in certain instances, be qualified, limited or changed by confidential disclosure letters.  In some instances, the representations, warranties, covenants and agreements in this Agreement may represent an allocation among the parties of risk associated with particular matters regardless of the knowledge of any of the parties.  Consequently, persons other than the Parties may not rely upon the representations, warranties, covenants and agreements in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

7.6                               Governing Law.  This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

7.7                               Expense Allocation.  All costs and expenses (including fees and expenses payable to directors, officers, employees, auditors, attorneys and financial advisors and other agents or advisors) incurred in connection with this Agreement and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Agreement is consummated.

7.8                               Amendment.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Sellers, Buyer and the Company.  Any amendment or waiver effected in accordance with this section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including, without limitation, securities into which such securities are convertible), each future holder of all such securities, and Sellers.

7.9                               Extension; Waiver.  At any time prior to the First Effective Time, each of Buyer and Seller may, with the written consent of the Company, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 7.8, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

7.10                        Consent to Jurisdiction.  Each of Buyer and Seller hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action based upon, arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of Buyer and each Seller consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 7.2 or in any other manner permitted by applicable Law.

7.11                        WAIVER OF JURY TRIAL.  EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 7.11.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

7.12                        Automatic Termination.  For the avoidance of doubt, this Agreement shall be automatically terminated (without any action from any of the parties herein) if the GSO Voting Agreement is deemed terminated in accordance with the provisions therein.

7.13                        Specific Performance.  Unless this Agreement has been terminated, each of Buyer and each Seller acknowledges and agrees that any breach by it of this Agreement shall cause any (or either) of the other party irreparable harm which may not be adequately compensable by money damages.  Accordingly, except in the case of termination, in the event of a breach or threatened breach by Buyer or any Seller of any provision of this Agreement, each of Buyer and each Seller shall be entitled to seek the remedies of specific performance, injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages.  The foregoing right shall be in addition to such other rights or remedies as may be available to Buyer and Sellers for such breach or threatened breach, including but not limited to the recovery of money damages.

7.14                        No Recourse. This Agreement may only be enforced against the named parties hereto. All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto or that are subject to the terms hereof, and no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney or representative of any Seller or any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action, whether in tort, contract or otherwise, that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby and by the other certificates delivered pursuant thereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FIDELITY NATIONAL FINANCIAL, INC.

By:

Name:

Title:

Address: 601 Riverside Ave, Jacksonville, FL 32204

SIGNATURE PAGE TO SERIES A PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLERS

GSO COF III AIV-5 LP

By: GSO Capital Opportunities Associates III LLC,
its general partner

By:
Name:
Title:

GSO COF III Co-Investment AIV-5 LP

By: GSO COF III Co-Investment Associates LLC,
its general partner

By:
Name:
Title:

GSO CO-INVESTMENT FUND-D LP

By: GSO Co-Investment Fund-D Associates LLC,
its general partner

By:
Name:
Title:

GSO CREDIT ALPHA FUND LP

By: GSO Credit Alpha Associates LLC,
its general partner

By:
Name:
Title:

SIGNATURE PAGE TO SERIES A PREFERRED SHARE PURCHASE AGREEMENT

GSO AIGUILLE DES GRANDS MONTETS FUND II LP

By: GSO Capital Partners LP,
its attorney-in-fact

By:
Name:
Title:

GSO CHURCHILL PARTNERS LP

By: GSO Churchill Associates LLC,
its general partner

By:
Name:
Title:

GSO CREDIT-A PARTNERS LP

By: GSO Capital Partners LP,
its investment manager

By:
Name:
Title:

GSO HARRINGTON CREDIT ALPHA FUND (CAYMAN) L.P.

By: GSO Harrington Credit Alpha Associates L.L.C.,
its general partner

By:
Name:
Title:

SIGNATURE PAGE TO SERIES A PREFERRED SHARE PURCHASE AGREEMENT

Annex A

Entity	Number of Series A Shares held
GSO COF III AIV-5 LP	216,970
GSO COF III Co-Investment AIV-5 LP	75,443
GSO Co-Investment Fund-D LP	2,659
GSO Credit Alpha Fund LP	8,631
GSO Aiguille des Grands Montets Fund II LP	7,431
GSO Churchill Partners LP	2,744
GSO Credit-A Partners LP	5,954
GSO Harrington Credit Alpha Fund (Cayman) L.P.	1,252